Exhibit 99.1

News Release
Contacts: Investor Relations		Media Relations
Jeff Norris 703.720.2455	Danielle Dietz 703.720.2455	Julie Rakes 804.284.5800	Tatiana Stead 703.720.2352

FOR IMMEDIATE RELEASE: July 18, 2013

Capital One Reports Second Quarter 2013 Net Income of $1.1 billion, or $1.87 per share

McLean, Va. (July 18, 2013) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2013 of $1.1 billion, or $1.87 per diluted common share, compared with net income of $1.1 billion, or $1.79 per diluted common share, for the first quarter of 2013 and net income of $93 million, or $0.16 per diluted common share, for the second quarter of 2012.

“We delivered solid performance across each of our businesses during the quarter, and we continue to generate significant capital,” said Richard D. Fairbank, Chairman and CEO. “We will continue to tightly manage costs and credit quality, drive resilient growth in businesses we are emphasizing, and focus on returning capital to our investors to deliver sustained shareholder value.”

All comparisons below are for the second quarter of 2013 compared with the first quarter of 2013 unless otherwise noted.

Second Quarter 2013 Income Highlights:

•	Total net revenue increased 2 percent to $5.6 billion

•	Total non-interest expense increased 1 percent to $3.1 billion

•	Pre-provision earnings increased 2 percent to $2.6 billion

•	Provision for credit losses decreased 14 percent to $762 million

Capital One Second Quarter 2013 Earnings

•	$183 million charge for mortgage representation & warranty expenses, primarily in discontinued operations

Second Quarter 2013 Balance Sheet Highlights:

•	Tier 1 common ratio of 12.1 percent, up 30 basis points

•	Net interest margin of 6.83 percent, up 12 basis points

•	Period-end loans held for investment increased $179 million, or less than 1 percent, to $191.5 billion

•	Domestic Card period-end loans increased $129 million, or less than 1 percent, to $70.5 billion

•	Commercial Banking period-end loans increased $1.7 billion, or 4 percent, to $40.8 billion

•	Auto Finance period-end loans increased $1.4 billion, or 5 percent, to $29.4 billion

•	Home loans period-end loans decreased $2.8 billion, or 7 percent, to $39.2 billion, driven by run-off of acquired portfolios

•	Average loans held for investment in the quarter decreased $5.4 billion, or 3 percent, to $190.6 billion

•	Domestic Card average loans declined $4.7 billion, or 6 percent, primarily driven by the movement of a portfolio to held for sale

•	Commercial Banking average loans increased $936 million, or 2 percent, to $39.5 billion

•	Auto Finance average loans increased $1.2 billion, or 4 percent, to $28.7 billion

•	Home loans decreased by $2.5 billion, or 6 percent, to $40.5 billion, driven by run-off of acquired portfolios

•	Period-end total deposits decreased $2.5 billion, or 1 percent, to $209.9 billion, while average deposits declined $905 million, or less than 1 percent, to $210.7 billion.

•	Deposit interest rates declined 1 basis point to 0.67 percent.

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on July 18, 2013 at 5:00 PM, Eastern Daylight Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation to GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 8, 2013 at 5:00 PM.

Capital One Second Quarter 2013 Earnings

Forward Looking Statements

Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $209.9 billion in deposits and $296.5 billion in total assets as of June 30, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

###